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                                                                     EXHIBIT (b)

================================================================================

                                CREDIT AGREEMENT

                                   dated as of

                                February 27, 2004

                                     between

                        UNITED COMMUNITY FINANCIAL CORP.

                                       and

                          KEYBANK NATIONAL ASSOCIATION

================================================================================

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         This CREDIT AGREEMENT (this "Agreement") is made and entered into as of
February 27, 2004 between UNITED COMMUNITY FINANCIAL CORP., an Ohio corporation and KEYBANK NATIONAL ASSOCIATION, a national banking association.

                                    Recitals:

         A. The Borrower desires to borrow funds under this Agreement for general corporate purposes, including stock repurchases.

         B. The Lender is willing to make loans under the terms and conditions set forth in this Agreement.

                                   Agreements:

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

         "ADJUSTED LIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment.

         "AFFILIATE" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by or under common Control with such specified Person.

         "APPLICABLE RATE" means for any day:

                  (a) with respect to any Revolving Loan that is a Eurodollar Loan, the applicable rate per annum set forth in the Pricing Schedule in the column captioned "LIBOR Margin" that applies for such day;

                  (b) with respect to the commitment fees payable hereunder, the applicable rate per annum set forth in the Pricing Schedule in the column captioned "Commitment Fee" that applies for such day;

         In each case, the "Applicable Rate" will be based on the amount of Cash Collateral (as defined in the Pricing Schedule), if any, securing the Loans as of the relevant

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         determination date; provided that at any time when an Event of Default has occurred and is continuing, such Applicable Rates will be increased as provided in Section 2.12(c).

          "BASE RATE", when used with respect to any Loan or Borrowing, means a rate per annum equal to the greater of (a) the Prime Rate or (b) one-half of one percent in excess of the Federal Funds Effective Rate.

         "BOARD OF DIRECTORS" means, the Board of Directors of the Borrower or any committee thereof duly authorized to act on behalf of such Board of Directors.

         "BORROWER" means UNITED COMMUNITY FINANCIAL CORP., an Ohio corporation, and its successors.

         "BORROWING" means Loans of the same Interest Type made, converted or continued on the same day and, in the case of Eurodollar Loans, as to which the same Interest Period is in effect.

         "BORROWING REQUEST" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

         "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

         "BUTLER WICK" means BUTLER WICK CORP., an Ohio corporation.

         "CAPITAL LEASE OBLIGATIONS" of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

         "CHANGE IN CONTROL" means the occurrence of any of the following:

                  (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for the purposes of this clause (a) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 20% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower;

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                  (b)      individuals who constituted the Board of Directors of
         the Borrower at any given time (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Borrower as approved by a vote of 66-2/3% of the directors of the Borrower then still in office who were either directors at such time or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

                  (c) the adoption of a plan relating to the liquidation or dissolution of the Borrower; or

                  (d) the merger (other than a merger permitted under the provisions of Section 6.03) or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower (determined on a Consolidated basis) to another Person, other than a merger or consolidation transaction in which holders of Equity Interests representing 100% of the ordinary voting power represented by the Equity Interests in the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the ordinary voting power represented by the Equity Interests in the surviving Person in such merger or consolidation transaction issued and outstanding immediately after such transaction and in substantially the same proportion as before the transaction.

         "CHANGE IN LAW" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after such date or (c) compliance by the Lender (or, for purposes of Section 2.14(b), by any lending office of the Lender or by the Lender's holding company) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date.

         "COMMITMENT" means the commitment, if any, of the Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of the Lender's Exposure hereunder, as such commitment may be reduced from time to time pursuant to Section 2.07. The initial amount of the Lender's Commitment is $10,000,000.

         "CONSOLIDATED" means the Borrower and its Subsidiaries, taken as a whole in accordance with GAAP.

         "CONSOLIDATED NET INCOME" means, for any period, the net income or loss of the Borrower and its Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP.

         "CONTROL" means possession, directly or indirectly, of the power (a) to vote 20% or more of any class of voting securities of a Person or (b) to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

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

         "CURRENT REDEEMABLE EQUITY" means any preferred stock or other preferred Equity Interests, which in either case, is subject to mandatory redemption at any time prior to the first anniversary of the Maturity Date (as it exists on any date of determination).

         "DEBT" of any Person means, without duplication:

         (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than unspent cash deposits held in escrow by or in favor of such Person, or in a segregated deposit account controlled by such Person, in each case in the ordinary course of business to secure the performance obligations of, or damages owing from, one or more third parties),

         (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

         (c) all obligations of such Person on which interest charges are customarily paid (other than obligations where interest is levied only on late or past due amounts).

         (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

         (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business),

         (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed,

         (g)      all Guarantees by such Person of Debt of others,

         (h)      all Capital Lease Obligations of such Person,

         (i) all unpaid obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than cash collateralized letters of credit to secure the performance of workers' compensation, unemployment insurance, other social security laws or regulations, bids, trade contracts, leases, environmental and other statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, obtained in the ordinary course of business),

         (j) all capital stock of such Person which is required to be redeemed or is redeemable at the option of the holder if certain events or conditions occur or exist or otherwise, and

         (k) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances.

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         The Debt of any Person shall include the Debt of any other entity
(including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that contractual provisions binding on the holder of such Debt provide that such Person is not liable therefor.

         Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Material Subsidiary of any business, the term "Debt" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid when due.

         "DEFAULT" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

         "DEPOSIT ACCOUNT AGREEMENT" means a security agreement (and if required by the Lender, account control agreement) granting to the Lender a security interest in cash or Cash Equivalent Securities (as defined on the Pricing Schedule) pledged to secure the Borrower's indebtedness and other obligations hereunder and otherwise in form and substance satisfactory to the Lender in each instance.

         "DOLLARS" or "$" refers to lawful money of the United States.

         "DOMESTIC SUBSIDIARY" means each Subsidiary that is not a Foreign Subsidiary.

         "EFFECTIVE DATE" means the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 8.02).

         "ENVIRONMENTAL LAWS" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effects of the environment on health and safety.

         "EQUITY INTERESTS" means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options or other rights to acquire such shares or interests.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 4 14(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and

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Section 412 of the Internal Revenue Code, is treated as a single employer under
Section 414 of the Internal Revenue Code.

         "ERISA EVENT" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 4 12(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

         "EURODOLLAR", when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

         "EVENTS OF DEFAULT" has the meaning specified in Article 7.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

         "EXCLUDED TAXES" means, with respect to the Lender or other recipient of a payment made by or on account of any obligation of the Borrower hereunder:

                  (a) income or franchise taxes imposed on (or measured by) its net income, receipts, capital or net worth by the United States (or any jurisdiction within the United States, except to the extent that such jurisdiction within the United States imposes such taxes solely in connection with the Lender Party's enforcement of its rights or exercise of its remedies under the Loan Documents), or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in the case of the Lender, in which its applicable lending office is located; and

                  (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above.

         "EXPOSURE" means, the sum of the aggregate outstanding principal amount of the Lender's Revolving Loans.

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         "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, the weighted average
(rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of Cleveland, or, if such rate is not so published on such Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

         "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System of the United States.

         "FINANCIAL OFFICER" means the chief financial officer, treasurer, any assistant treasurer, the controller or any assistant controller of the Borrower.

         "FINANCING TRANSACTIONS" means the execution, delivery and performance by the Borrower of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof.

         "FISCAL QUARTER" means a fiscal quarter of the Borrower.

         "FISCAL YEAR" means a fiscal year of the Borrower.

         "FOREIGN SUBSIDIARY" means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States, and conducting substantially all its operations outside the United States.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited Consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lender.

         "GOVERNMENTAL AUTHORITY" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "GUARANTEE" by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other debt-like obligations of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the

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primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

         "HAZARDOUS MATERIALS" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "HEDGING AGREEMENT" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.

         "HOME SAVINGS" means The Home Savings and Loan Company of Youngstown, Ohio, an Ohio savings and loan company and wholly-owned Subsidiary of the Borrower.

         "INDEMNIFIED TAXES" means all Taxes except Excluded Taxes.

         "INTEREST ELECTION" means an election by the Borrower to change or continue the Interest Type of a Borrowing in accordance with Section 2.06.

         "INTEREST PAYMENT DATE" means (a) with respect to any Base Rate Loan, the last day of each calendar month and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, if such interest Period is longer than three months, each day during such Interest Period that occurs at intervals of three months' duration after the first day of such interest Period.

         "INTEREST PERIOD" means, with respect to any Eurodollar Borrowing, the period beginning on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be deemed to be the effective date of the most recent conversion or continuation of such Borrowing.

         "INTEREST TYPE", when used with respect to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

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         "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         "LENDER" means KeyBank National Association, a national banking association, its successors and assigns.

         "LIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, the per annum rate of interest, determined by the Lender in accordance with its usual procedures (which determination shall be conclusive and binding absent manifest error) as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Borrowing, appearing on page 3750 of the Dow Jones Telerate Service (or any successor to or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the rate in the London interbank market for dollar deposits in immediately available funds with a maturity comparable to such Interest Period. In the event that such a rate quotation is not available for any reason, then the rate shall be the rate, determined by the Lender as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Borrowing, to be the average (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%)) of the per annum rates of interest at which dollar deposits in immediately available funds, approximately equal in principal amount to such Eurodollar Borrowing and for a maturity comparable to the Interest Period, are offered to KeyBank National Association by prime banks in the London interbank market.

         "LIEN" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

         "LIKE-KIND EXCHANGE" means the disposition of property in exchange for similar property or for cash proceeds in a transaction qualifying as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986 (or any successor provision).

         "LOAN DOCUMENTS" means this Agreement, the Pledge Agreement, any Deposit Account Agreement, any promissory note issued by the Borrower pursuant to Section 2.08(e) and any certificate required to be delivered by the Borrower pursuant to Article 2 or Article 5.

         "LOANS" means loans made by the Lender to the Borrower pursuant to this Agreement.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, properties, assets, financial condition, prospects, contingent liabilities or material agreements of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower

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to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lender under, or the validity or enforceability of, any Loan Document.

         "MATERIAL DEBT" means Debt (other than obligations in respect of the Loans) or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Debt, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time will be the maximum aggregate amount (after giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

         "MATERIAL SUBSIDIARY" means a Subsidiary the stockholders' equity of which exceeds an amount equal to 15% of the Consolidated stockholders' equity of the Borrower, determined in accordance with GAAP.

         "MATURITY DATE" means the Revolving Availability Termination Date.

         "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "ORDINARY COURSE DEBT" means Debt incurred by the Borrower or a Subsidiary of the Borrower from time to time (a) to the Federal Home Loan Bank of Cincinnati (or any successor entity), including under that certain Blanket Agreement for Advances and Security Agreement dated December 1, 2000 between the Borrower and the Federal Home Loan Bank of Cincinnati, as the same may be amended, supplemented, restated or replaced from time to time or (b) in wholesale funding markets available to the Borrower or a Subsidiary of the Borrower, including negotiable certificates of deposit, broker certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps, trust preferred securities, or repurchase transactions.

         "OTHER TAXES" means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

         "PARTICIPANTS" has the meaning specified in Section 8.04(c).

         "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

         "PERMITTED INVESTMENTS" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof;
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by the Lender or a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has

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capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Exchange Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with the Lender or a bank meeting the qualifications described in clause (ii) above; (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the times as of which any investment therein is made of "P-l" (or higher) by Moody's or "A-1" (or higher) by S&P; (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's; (vi) overnight investments with banks rated "B" or better by Fitch, Inc.; (vii) in the case of a Subsidiary that is a Foreign Subsidiary, investments of the type and maturity described in clauses (i) through (vi) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and (viii) deposits in foreign financial institutions not meeting the standards set forth in clause (ii) above, to the extent that such deposits do not at any time exceed $10,000,000 in the aggregate.

         "PERMITTED LIENS" means:

                  (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with
         Section 5.04;

                  (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations (including, without limitation, deposits made in the ordinary course of business to cash collateralize letters of credit described in the parenthetical in clause (1) of the definition of "Debt");

                  (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, and Liens imposed by statutory or common law relating to banker's liens or rights of setoff or similar rights relating to deposit accounts, in each case in the ordinary course of business;

                  (e)      Liens arising in the ordinary course of business in

         favor of issuers of documentary letters of credit;

                  (f) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 7; and

                  (g) easements, zoning restrictions, rights-of-way, licenses, reservations, minor irregularities of title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Material Subsidiary;

         provided that, except as provided in clause (c), above, the term "Permitted Liens" shall not include any Lien that secures Debt.

         "PERSON" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "PLAN" means any employee pension benefit plan (except a Multiemployer
Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a "contributing sponsor" as defined in Section 400 l(a)(13) of ERISA.

         "PLEDGE AGREEMENT" means an agreement, dated as of the Effective Date, between the Borrower and the Lender by which the Borrower pledges 100% of the capital stock of Home Savings to the Lender as security for the Borrower's indebtedness and other obligations hereunder and under the other Loan Documents.

         "PREVAILING EASTERN TIME" means "eastern standard time" as defined in 15 USC Section 263 as modified by 15 USC Section 260a.

         "PRICING SCHEDULE" means the Pricing Schedule attached hereto.

         "PRIME RATE" means, for any day, the rate of interest per annum then most recently publicly announced by KeyBank National Association as its "prime" rate (or equivalent rate otherwise named) in effect at its principal office in Cleveland, Ohio, which prime rate is not necessarily the lowest rate of interest charged by KeyBank National Association to commercial borrowers. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

         "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "RELATED PARTIES" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

         "RESTRICTED PAYMENT" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower, or any payment (whether in cash, securities or other property) or incurrence of an obligation by the Borrower or any of its Subsidiaries, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in the Borrower.

         "REVOLVING AVAILABILITY" means on any date an amount equal to the Commitment Amount on such date, minus the Total Outstanding Amount on such date.

         "REVOLVING AVAILABILITY PERIOD" means the period from and including the Effective Date to but excluding the Revolving Availability Termination Date (or, if earlier, the date on which the outstanding Commitment terminates).

         "REVOLVING AVAILABILITY TERMINATION DATE" means February 27, 2007 (or if such date is not a Business Day with respect to Eurodollar Loans, the next preceding day that is a Business Day with respect to Eurodollar Loans).

         "REVOLVING LOAN" means a Loan made pursuant to Section 2.02.

         "SEC" means the United States Securities and Exchange Commission or any successor agency.

         "STATUTORY RESERVE ADJUSTMENT" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Lender is subject with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board). Such reserve percentages will include those imposed pursuant to such Regulation D. Eurodollar Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under such Regulation D or any comparable regulation. The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

         "SUBSIDIARY" means, with respect to any Person (the "PARENT") at any date, (a) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity (i) of which securities or other ownership interests (x) representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership voting interests or
(y) otherwise having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, are, as of such date, owned, controlled or held, or (ii) that is otherwise Controlled (pursuant to clause (b) of the definition of "Control") as of such date, by the parent and/or one or more of its subsidiaries.

         "SUBSIDIARY" means any subsidiary of the Borrower.

         "TAXES" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

         "TOTAL OUTSTANDING AMOUNT" means, at any date, the aggregate Exposure of the Lender at such date.

         "TRAILING INCOME" means, as of the end of any Fiscal Quarter, Consolidated Net Income for such Fiscal Quarter, plus Consolidated Net Income for the immediately preceding three (3) Fiscal Quarters.

         "UNITED STATES" means the United States of America.

         "WITHDRAWAL LIABILITY" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

         Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement. Loans and Borrowings may be classified by Interest Type (e.g., a "Eurodollar Loan" or a "Eurodollar Borrowing").

         Section 1.03. Terms Generally. The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words "INCLUDE", "INCLUDES" and "INCLUDING" shall be deemed to be followed by the phrase "WITHOUT LIMITATION". The word "WILL" shall be construed to have the same meaning and effect as the word "SHALL". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof' and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word "property" shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

         Section 1.04. Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof (or if the Lender notifies the Borrower requesting an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                    ARTICLE 2

                                   THE CREDITS

         Section 2.01. Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not at any time result in the Total Outstanding Amount exceeding the Commitment then in effect. Within the foregoing limit and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

         Section 2.02. Revolving Loans. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Interest Type made by the Lender, as the Borrower may request (subject to Section 2.13) in accordance herewith. The Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of the Lender to fund such Loan. Any exercise of such option shall not affect the Borrower's obligation to repay such Loan as provided herein.

         (b) At the beginning of each Interest Period for any Eurodollar Borrowing, the aggregate amount of such Borrowing shall be an integral multiple of $500,000 and not less than $1,000,000. When each Base Rate Borrowing is made, the aggregate amount of such Borrowing shall be an integral multiple of $500,000 and not less than $1,000,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitment. Borrowings of more than one Interest Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding.

         (c) Notwithstanding any other provision hereof, the Borrower will not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

         Section 2.03. Requests to Borrow Revolving Loans. To request a Revolving Borrowing, the Borrower shall notify the Lender of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Prevailing Eastern Time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., Prevailing Eastern Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

                  (i)      the aggregate amount of such Borrowing;

                  (ii)     the date of such Borrowing, which shall be a Business
         Day;

                  (iii) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

                  (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of "Interest Period"; and

                  (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

         If no election as to the Interest Type of a Borrowing is specified, the requested Borrowing will be a Base Rate Borrowing. If no Interest Period with respect to a requested Eurodollar Borrowing is specified, the Borrower will be deemed to have selected an Interest Period of one month's duration.

         Section 2.04.  Reserved.


         Section 2.05. Funding of Revolving Loans. The Lender shall credit the principal amount of the Revolving Loans in immediately available funds, by 1:00 p.m., Prevailing Eastern Time, on the proposed date of such Loan, to an account of the Borrower maintained with the Lender in Cleveland, Ohio and designated by the Borrower in the applicable Borrowing Request.

         Section 2.06. Interest Elections. (a) Each Borrowing of Revolving Loans initially shall be of the Interest Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Interest Type or, in the case of a Eurodollar Borrowing, to continue such Borrowing for one or more additional Interest Periods, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

         (b) To make an election pursuant to this Section, the Borrower shall notify the Lender thereof by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting that a Borrowing of the Interest Type resulting from such election be made on the effective date of such election. Each such telephonic Interest Election shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail transmission to the Lender of a written Interest Election in a form approved by the Lender and signed by the Borrower.

         (c) Each telephonic and written Interest Election shall specify the following information in compliance with Section 2.02 and subsection (e) of this Section:

                  (i) the Borrowing to which such Interest Election applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

                  (ii) the effective date of the election made pursuant to such Interest Election, which shall be a Business Day;

                  (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

                  (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of "Interest Period".

         If an Interest Election requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower will be deemed to have selected an Interest Period of one month's duration.

         (d) if the Borrower fails to deliver a timely Interest Election with respect to a Eurodollar Borrowing before the end of an Interest Period applicable thereto, such Borrowing (unless repaid) will be converted to a Base Rate Borrowing at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) each Eurodollar Borrowing (unless repaid) will be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto on the date of such notice.

         Section 2.07. Termination or Reduction of Commitment. (a) Unless previously terminated, the Commitment will terminate on the Revolving Availability Termination Date.

         (b) The Borrower may at any time terminate, or from time to time reduce, the Commitment; provided that (i) the amount of each reduction of the Commitment shall be an integral multiple of $500,000 and not less than $1,000.000 and (ii) the Borrower shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayment of Revolving Loans pursuant to Section 2.09, the total Exposure would exceed the Commitment.

         (c) The Borrower shall notify the Lender of any election to terminate or reduce the Commitment under Section 2.07(b), at least three Business Days before the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section will be irrevocable; provided that any such notice terminating the Commitment may state that it is conditioned on the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Lender on or before the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitment will be permanent.

         Section 2.08. Payment at Maturity; Evidence of Debt. (a) The Borrower unconditionally promises to pay to the Lender on the Maturity Date the then unpaid principal amount of the Revolving Loans.

         (b) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time.

         (c)      The Lender shall maintain accounts in which it shall record
(i) the amount of each Loan made hereunder, the Interest Type thereof and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder.

         (d) The entries made in the accounts maintained pursuant to subsections (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by the Lender to maintain such accounts or any error therein shall not affect the Borrower's obligation to repay the Loans in accordance with the terms of this Agreement.

         (e) The Loans shall be evidenced by a promissory note in the form of Exhibit A hereto.

         Section 2.09. Optional and Mandatory Prepayments. (a) Optional Prepayments. The Borrower will have the right at any time to prepay any Borrowing in whole or in part, subject to the provisions of this Section and
Section 2.15.

         (b) Mandatory Prepayments. If at any date the Total Outstanding Amount exceeds the Commitment calculated as of such date, then not later than the next succeeding Business Day, the Borrower shall be required to prepay the Loans in an amount equal to such excess until the Total Outstanding Amount does not exceed the Commitment.

         (c) Allocation of Prepayments. Before any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.09(f).

         (d) Partial Prepayments. Each partial prepayment of a Borrowing shall be in an amount that would be permitted under Section 2.02(b) for a Borrowing of the same Interest Type, except as needed to apply fully the required amount of a mandatory prepayment. Each partial prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

         (e) Accrued Interest. Each prepayment of a Borrowing shall be accompanied by accrued interest to the extent required by Section 2.12.

         (f) Notice of Prepayments. The Borrower shall notify the Lender by telephone (confirmed by telecopy or e-mail transmission) of any prepayment of any Borrowing hereunder (i) in the case of a Eurodollar Borrowing, not later than noon, Prevailing Eastern Time, three Business Days before the date of prepayment and (ii) in the case of a Base Rate Borrowing, not later than noon, Prevailing Eastern Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitment as contemplated by Section 2.07(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07(c).

         Section 2.10. Change in Control. If a Change in Control of the Borrower shall occur, the Borrower shall, within one Business Day after the occurrence thereof, give the Lender notice thereof. Such notice shall describe in reasonable detail the facts and circumstances giving rise thereto and the date of such Change in Control and the Lender may, by notice to the Borrower (a "TERMINATION NOTICE") given not later than ten days after the date of such Change of Control, terminate its Commitment, and declare any Loans made by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Loans and such amounts shall become, due and payable, in each case on the day following delivery of such Termination Notice (or if such day is not a Business Day, the next succeeding Business Day), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

         Section 2.11. Fees. (a) The Borrower shall pay to the Lender a commitment fee, which shall accrue during the Revolving Availability Period at the Applicable Rate on the average daily amount of the Commitment of the Lender, whether used or unused, during the period from and including the Effective Date to the date on which such Commitment terminates. Such commitment fee shall be payable in arrears on the last day of each calendar month in respect of the month then ending and on the earlier date on which the Commitment of the Lender shall be terminated or assigned in whole; and, if the Maturity Date is extended pursuant to Section 2.04, such commitment fee shall be payable in arrears on the last day of each calendar month in respect of the month then ending and on the Maturity Date or the earlier date on which the Loans of the Lender are paid in full.

         (b) All fees payable hereunder shall be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed and shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

         Section 2.12. Interest. (a) The Loans comprising each Base Rate Borrowing shall bear interest for each day at the Base Rate.

         (b) The Loans comprising each Eurodollar Borrowing shall bear interest for each Interest Period in effect for such Borrowing at the Adjusted LIBO Rate for such Interest Period, plus the Applicable Rate.

         (c) Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, 2% plus the rate that otherwise would be applicable to such Loan as provided in the preceding subsections of this Section or (B) in the case of any other amount, 2% plus the Base Rate; and (ii) upon notice to the Borrower from the Lender upon and during the continuance of an Event of Default, and continuing for so long as an Event of Default exists (but without duplication of the interest accruing pursuant to clause (i), above), interest on the Loans shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate that otherwise would be applicable to such Loan as provided in the preceding subsections of this Section.

         (d) Interest accrued on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) upon any repayment of any Loan (except a prepayment of a Base Rate Revolving Loan before the end of the Revolving Availability Period), interest accrued on the principal amount repaid shall be payable on the date of such repayment and (iii) upon any conversion of a Eurodollar Loan before the end of the current Interest Period there for, interest accrued on such Loan shall be payable on the effective date of such conversion.

         (e) All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case will be payable for the actual number of days elapsed (including the first day but excluding the last day). Each applicable Base Rate or Adjusted LIBO Rate shall be determined by the Lender, and its determination thereof will be conclusive absent manifest error.

         Section 2.13. Alternate Rate of Interest. If before the beginning of any Interest Period for a Eurodollar Borrowing:

                           (i) deposits in dollars in the applicable amounts are not being offered to the Lender in the London interbank market for such Interest Period; or

                           (ii) The Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining such Loans for such Interest Period;

then the Lender shall give notice thereof to the Borrower by telephone or telecopy as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist,
(i) any interest election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing will be ineffective and
(ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing will be made as a Base Rate Borrowing.

         Section 2.14.     Increased Costs.  (a) If any Change in Law shall:

                           (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

                           (ii) impose on the Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make Eurodollar Loans) or to increase the cost to the Lender or to reduce any amount received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower shall pay to the Lender such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered.

         (b) If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company, if any, as a consequence of this Agreement or the Loans made by the Lender, to a level below that which the Lender or the Lender's holding company could have achieved but for such Change in Law (taking into consideration the Lender's policies and the policies of the Lender's holding company with respect to capital adequacy), then from time to time following receipt of the certificate referred to in subsection (c) of this Section, the Borrower shall pay to the Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

         (c) A certificate of the Lender setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. Each such certificate shall contain a representation and warranty on the part of the Lender to the effect that the Lender has complied with its obligations pursuant to Section
2.18 hereof in an effort to eliminate or reduce such amount. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

         (d) Failure or delay by the Lender to demand compensation pursuant to this Section will not constitute a waiver of its right to demand such compensation; provided that the Borrower will not be required to compensate the Lender pursuant to this Section for any increased cost or reduction incurred more than 180 days before it notifies the Borrower of the Change in Law giving rise to such increased cost or reduction and of its intention to claim compensation therefor; provided further, the Borrower will not be required to compensate the Lender pursuant to this Section for any increased cost or reduction unless such compensation is being sought by the Lender from similarly situated borrowers. However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.

         Section 2.15. Break Funding Payments. If (a) any principal of any Eurodollar Loan is repaid on a day other than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) any Eurodollar Loan is converted on a day other than the last day of an Interest Period applicable thereto, (c) the Borrower fails to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(f) and is revoked in accordance therewith), or (d) any Eurodollar Loan is assigned on a day other than the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then the Borrower shall compensate the Lender for its loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost and expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the end of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have begun on the date of such failure), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the beginning of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

         Section 2.16. Taxes. (a) All payments by the Borrower under the Loan Documents shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then
(i) the sum payable will be increased as necessary so that, after all required deductions (including deductions applicable to additional sums payable under this Section) are made, each relevant Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

         (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

         (c) The Borrower shall indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender with respect to any payment by or obligation of the Borrower under the Loan Documents (including indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment delivered to the Borrower by the Lender on its own behalf, or by the Lender on behalf of the Lender, shall be conclusive absent manifest error. If the Borrower has indemnified the Lender pursuant to this Section 2.16(c), the Lender shall take such steps as the Borrower shall reasonably request (at the Borrower's expense) to assist the Borrower in recovering the Indemnified Taxes or Other Taxes and any penalties or interest attributable thereto; provided that the Lender shall not be required to take any action pursuant to this Section 2.17(c) unless, in the judgment of the Lender, such action (i) would not subject the Lender to any unreimbursed cost or expense and (ii) would not otherwise be disadvantageous to the Lender.

         (d) As soon as practicable after the Borrower pays any Indemnified Taxes or Other Taxes to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

         Section 2.17. Payments Generally. (a) The Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest or fees, or amounts payable under Section 2.14, 2.15 or 2.16(c) or otherwise) before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before noon, Prevailing Eastern Time) on the date when due, in immediately available funds, without set-off or counterclaim. Any amount received after such time on any day may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices at 127 Public Square, 6th Floor, Cleveland, Ohio 44114. The Lender shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly alter receipt thereof. Unless otherwise specified herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day and, if such payment accrues interest, interest thereon will be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

         (b) If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, and (ii) second, to pay principal then due hereunder.

         Section  2.18. Lender's Obligation to Mitigate; Replacement of Lender.
(a) If the Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.16, then the Lender shall use all commercially reasonable efforts to mitigate or eliminate the amount of such compensation or additional amount, including without limitation, by designating a different lending office for funding or booking its Loans hereunder or by assigning its rights and obligations hereunder to another of its offices, branches or affiliates; provided that the Lender shall not be required to take any action pursuant to this Section 2.18(a) unless, in the judgment of the Lender, such designation or assignment or other action (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future, (ii) would not subject the Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to the Lender. The Borrower shall pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

         (b) If the Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.16, or if the Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to the Lender, require the Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations; provided that (i) the Borrower shall have received the prior written consent of the Lender, which consent shall not unreasonably be withheld,
(ii) the Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments. The Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by the Lender or otherwise. the circumstances entitling the Borrower to require such assignment cease to apply.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lender that:

         Section 3.01. Organization; Powers. The Borrower, Home Savings and each of the Borrower's Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failures to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

         Section 3.02. Authorization; Enforceability. The Financing Transactions to be entered into by the Borrower are within its corporate powers and have been duly authorized by all necessary corporate action and, if required, stockholder or equity holder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, as the case may be, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

         Section 3.03. Governmental Approvals; No Conflicts. The Financing Transactions (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws, or other organizational documents of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its properties, or give rise to a right thereunder to require the Borrower to make any payment, where such default or payment reasonably can be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any property of the Borrower.

         Section 3.04. Financial Statements; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lender (i) the audited Consolidated balance sheet of the Borrower, Home Savings, and the Borrower's other Subsidiaries as of December 31, 2002 and the related Consolidated statements of income and cash flows for the Fiscal Year then ended, reported on by an independent public accountant of recognized national standing, and (ii) the unaudited Consolidated balance sheet of the Borrower, Home Savings, and the Borrower's other Subsidiaries as of September 30, 2003 and the related Consolidated statements of income and cash flows for the Fiscal Quarter then ended and for the portion of the Fiscal Year then ended, all certified by the Borrower's chief financial officer. Such financial statements present fairly, in all material respects, the Consolidated financial position of the Borrower, Home Savings, and the Borrower's other Subsidiaries as of such dates and its Consolidated results of operations and cash flows for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

         (b) Since December 31, 2002, and as of the Effective Date, there has been no material adverse change in the business, operations, properties, assets, financial condition, prospects, contingent liabilities or material agreements of the Borrower, Home Savings, and the Borrower's other Subsidiaries, taken as a whole.

         Section 3.05. Borrower's Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those set forth on Schedule 3.05.
Schedule 3.05 accurately identifies the jurisdiction under the laws of which such Subsidiary is formed and whether such Subsidiary is or is not, as the case may be, a Material Subsidiary as of the Effective Date.

         Section 3.06. Litigation. As of the Effective Date, there is no action, suit, arbitration proceeding or other proceeding, inquiry or investigation, at law or in equity, before or by any arbitrator or Governmental Authority pending against the Borrower or any Material Subsidiary or of which the Borrower or any Material Subsidiary has otherwise received notice or which, to the knowledge of the Borrower, is threatened against the Borrower or any Material Subsidiary (i) as to which there is a reasonable possibility of an unfavorable decision, ruling or finding which would reasonably be expected to result in a Material Adverse Effect or (ii) that involves any of the Loan Documents or the Financing Transactions.

         Section 3.07. Compliance with Laws and Agreements; Foreign Asset Control Regulations. (a) The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including (i) all Environmental Laws, (ii) ERISA, (iii) applicable laws, regulations and orders dealing with intellectual property, and (iv) the Fair Labor Standards Act and other applicable law dealing with such matters) and all indentures, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

         (b) The Borrower is and will remain in full compliance with all laws and regulations applicable to it ensuring that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"). Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (B) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders.

         Section 3.08. Investment and Holding Company Status. The Borrower is not (a) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended or
(b) a "holding company" or "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         Section 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

         Section 3.10. Regulation U. Neither the Borrower nor any of its Subsidiaries (other than Butler Wick) is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).

         Section 3.11. Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. All of the reports, financial statements, certificates and other written information (other than projected financial information) that have been made available by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder, are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

         Section 3.12. Solvency. Immediately after the Financing Transactions to occur on the Effective Date are consummated and after giving effect to the application of the proceeds of each Loan made on the Effective Date and after giving effect to the application of the proceeds of each Loan made on any other date, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise;
(b) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Effective Date.

                                    ARTICLE 4

                                   CONDITIONS

         Section 4.01. Effective Date. The obligations of the Lender to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

         (a) The Lender shall have received counterparts hereof signed by the Borrower.

         (b) The Lender shall have received favorable written opinion addressed to the Lender and dated the Effective Date of Vorys, Sater, Seymour and Pease, LLP, special counsel for the Borrower, which opinion is substantially in the form of Exhibit B. The Borrower requests such counsel to deliver such opinion.

         (c) The Lender shall have received such documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, Home Savings, and the Borrower's other Material Subsidiaries, the authorization for and validity of the Financing Transactions and any other legal matters relating to the Borrower, Home Savings, and the Borrower's other Material Subsidiaries, the Loan Documents or the Financing Transactions, all in form and substance satisfactory to the Lender and its counsel.

         (d) The Lender shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in clause (b), (c) and (d) of Section 4.02.

         (e) The Lender shall not have determined that, since December 31, 2002, any event, development or circumstance has occurred that has had or would reasonably be expected to have a Material Adverse Effect, other than those events, developments and circumstances that have been disclosed to the Lender in writing.

         (f) The Lender shall not have become aware of any information or other matter affecting the Borrower or the Financing Transactions which was in existence prior to the date of this Agreement and is inconsistent in a material and adverse manner with any such information or other matter disclosed to them prior to the date of this Agreement.

         (g) The Borrower shall have executed and delivered to the Lender the note required by Section 2.08(e).

         (h) The Borrower shall have executed and delivered to the Lender the Pledge Agreement and shall have delivered to the Lender the share certificates representing 100% of the issued and outstanding stock of Home Savings.

         (i) The Borrower shall have paid all fees and other amounts due and payable to the Lender on or before the Effective Date, including, to the extent invoiced, all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under the Loan Documents.

         (j) All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Financing Transactions shall have been obtained and be in full force and effect, except where failure to obtain such approval or consent would not have a Material Adverse Effect.

         (k) The Lender shall have received from the Borrower such other certificates and other documents as the Lender may reasonably have requested.

Promptly after the Effective Date occurs, the Lender shall notify the Borrower thereof, and such notice shall be conclusive and binding.

         Section 4.02. Conditions to Initial Utilization and Each Subsequent Utilization. The obligation of the Lender to make a Loan on the occasion of any Borrowing (including the initial Borrowing), is subject to receipt of the Borrower's request therefor in accordance herewith and to the satisfaction of the following conditions:

         (a)      The Effective Date shall have occurred.

         (b) Immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

         (c) The representations and warranties of the Borrower set forth in the Loan Documents shall be true on and as of the date of such Borrowing, as applicable.

         (d) Immediately before and after such Borrowing is made, the Total Outstanding Amount will not exceed the Commitment.

         Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (b), (c) and (d) of this Section.

                                    ARTICLE 5

                              AFFIRMATIVE COVENANTS

         Until all the Commitment have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lender that:

         Section 5.01. Financial Statements and Other Information. The Borrower shall furnish to the Lender:

                  (i) as soon as available and in any event within 90 days after the end of each Fiscal Year, its audited Consolidated balance sheet as of the end of such Fiscal Year and the related statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on an independent public accountants of recognized national standing (without qualification or exception and without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its Subsidiaries on a Consolidated basis in accordance with generally accepted auditing standards;

                  (ii) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its Consolidated balance sheet as of the end of such Fiscal Quarter and the related statements of income and cash flows for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as (A) reflecting all adjustments (which adjustments are normal and recurring unless otherwise disclosed) necessary for a fair presentation of the results for the period covered and (B) having been prepared in accordance with the applicable rules of the SEC;

                  (iii) concurrently with each delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer (x) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (y) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and Section 6.12 and (z) identifying any change(s) in GAAP or in the application thereof that have become effective since the date of, and have had an effect on, the Borrower's most recent audited financial statements referred to in Section 3.04 or delivered pursuant to this Section (and, if any such change has become effective, specifying the effect of such change on the financial statements accompanying such certificate);

                  (iv) concurrently with each delivery of financial statements under clause (i) above, (A) a certificate of the accounting firm that reported on such financial statements stating whether during the course of their examination of such financial statements they obtained knowledge of any Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (B) a certificate of a Financial Officer identifying any Subsidiary that has been formed or acquired during the Fiscal Year covered by such financial statements;

                  (v) to the extent prepared by the Borrower, no later than 45 days after the beginning of each Fiscal Year, a detailed Consolidated budget for such Fiscal Year (which budget shall (A) include a projected Consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such Fiscal Year and (B) set forth the assumptions used in preparing such budget) and, promptly when available, any significant revisions of such budget;

                  (vi) promptly after the same become publicly available, copies of all periodic and other material reports and proxy statements filed by the Borrower or any Material Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC;

                  (vii) promptly upon the effectiveness of any material amendment or modification of, or any waiver of the rights of the Borrower or any Material Subsidiary under, the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents of the Borrower or any Material Subsidiary, and

                  (vii) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower and its Material Subsidiaries, or compliance with the terms of any Loan Document, as the Lender may reasonably request.

         Section 5.02. Notice of Material Events. The Borrower shall furnish to the Lender prompt written notice of the following:

         (a)      the occurrence of any Default;

         (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Material Subsidiary or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

         (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liabilities of the Borrower and its Material Subsidiaries in an aggregate amount exceeding $5,000,000; and

         (d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

         Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

         Section 5.03. Existence; Conduct of Business. The Borrower shall, and shall cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and the loss of which could be reasonably expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

         Section 5.04. Payment of Obligations. The Borrower shall, and shall cause each of its Material Subsidiaries to, pay all of its Material Debt and other material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

         Section 5.05. Maintenance of Properties. The Borrower shall, and shall cause each of its Material Subsidiaries to, maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

         Section 5.06. Insurance. The Borrower shall keep itself and all of its insurable properties, and shall cause each Material Subsidiary to keep itself and all of its insurable properties, insured at all times to such extent, by such insurers, and against such hazards and liabilities as is customarily carried by prudent businesses of like size and enterprise; and promptly upon the Lender's written request upon and during the continuance of an Event of Default, the Borrower shall furnish to the Lender such information about any such insurance as the Lender may from time to time reasonably request.

         Section 5.07. Proper Records; Rights to Inspect and Appraise. The Borrower shall, and shall cause each of its Material Subsidiaries to, keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities. The Borrower shall permit any representatives designated by the Lender, upon reasonable prior notice and at reasonable intervals, to discuss with senior officers of the Borrower, the affairs, finances and condition of the Borrower and its Material Subsidiaries.

         Section 5.08. Compliance with Laws. The Borrower shall, and shall cause each of its Material Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws and ERISA and the respective rules and regulations thereunder) applicable to it or its property, other than such laws, rules or regulations (a) the validity or applicability of which the Borrower or any Subsidiary is contesting in good faith by appropriate proceedings or (b) the failure to comply with which cannot reasonably be expected to result in a Material Adverse Effect.

         Section 5.09. Use of Proceeds. The proceeds of the Revolving Loans will be used only to finance the general corporate purposes of the Borrower, including share repurchases. No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X.

                                    ARTICLE 6

                               NEGATIVE COVENANTS

         Until all the Commitment have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lender that:

         Section 6.01. Debt; Certain Equity Securities. (a) The Borrower shall not create, incur, assume or permit to exist any Debt, except:

                  (i)      Debt created under the Loan Documents;

                  (ii) Debt existing on the date hereof and refinancings, extensions, renewals or refundings of such Debt that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

                  (iii) other unsecured Debt (1) that is on terms and conditions and subject to covenants that, taken as a whole, are no more restrictive than the terms, conditions and covenants contained in this Agreement and (2) having a maturity date on or before first anniversary of the Revolving Availability Termination Date;

                  (iv) Capital Lease Obligations of the Borrower not to exceed $10,000,000 in the aggregate outstanding at any time;

                  (v)      Ordinary Course Debt; and

                  (vi) Debt secured by Liens permitted under Section 6.02(iv), so long as the aggregate unpaid principal balance thereof, on a Consolidated basis, does not exceed $10,000,000 at any time.

         (b) The Borrower shall not issue Current Redeemable Equity having a redemption price that exceeds $20,000,000.

         Section 6.02. Liens. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

                  (i)      Permitted Liens;

                  (ii) Liens arising in the ordinary course of business for Home Savings respecting deposits held or maintained by Home Savings;

                  (iii) any Lien existing on any property or asset before the acquisition thereof by the Borrower or any Material Subsidiary or existing on any property or asset of any Person that first becomes a Material Subsidiary after the date hereof before the time such Person becomes a Material Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Material Subsidiary, (B) such Lien will not apply to any other property or asset of the Borrower or any Material Subsidiary and (C) such Lien will secure only those obligations which it secures on the date of such acquisition or the date such Person first becomes a Material Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

                  (iv) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Material Subsidiary; provided that (A) the Debt secured by such Liens is permitted by, as applicable, Section 6.01 or Section 6.06, (B) such Liens and the Debt secured thereby are incurred before or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens will not apply to any other property of the Borrower or any Material Subsidiary;

                  (v)      Liens to secure a Debt owing to the Borrower;

                  (vi) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by a Lien permitted by any of clauses (iii), (iv) or (v) of this Section; provided that such Debt is not increased (except by the amount of fees, expenses and premiums required to be paid in connection with such refinancing, extension, renewal or refunding) and is not secured by any additional assets;

                  (vii)    Liens in connection with Ordinary Course Debt; and

                  (viii) Liens not otherwise permitted by the foregoing clauses of this Section 6.02 securing Debt in an aggregate principal amount at any time outstanding, on a Consolidated basis, not to exceed $50,000,000.

         Section 6.03. Fundamental Changes. (a) The Borrower shall not, and shall not permit any of its Material Subsidiaries to, merge into or consolidate with any other Person, or liquidate or dissolve, or permit any other Person to merge into or consolidate with it, except that (i) the Borrower may merge with any Person organized under the laws of the United States of America or one of its States or the District of Columbia so long as (A) (1) the Borrower is the surviving corporation, and (2) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, or (B) immediately upon the consummation of such merger or consolidation, all of the Loans would be repaid in full, (ii) any Material Subsidiary may merge into any other Material Subsidiary, and (iii) any Material Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and such liquidation or dissolution could not reasonably be expected to have a Material Adverse Effect.

         (b) Neither the Borrower nor any Subsidiary will engage in any business if, after giving effect to such business, less than one-half of the Borrower's Consolidated revenues, determined in accordance with GAAP, would not be derived from the providing of insurance and other financial services.

         Section 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. (a) The Borrower shall not, and shall not permit any of its Material Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary before such merger) any Equity Interest in or evidence of indebtedness or other security (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loan or advance to, Guarantee any obligation of, or make or permit to exist any investment or other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

                  (i)      Permitted Investments and investments in cash;

                  (ii)     investments existing on the date of this Agreement;

                  (iii) investments by the Borrower and its Material Subsidiaries in Equity Interests in their respective Subsidiaries (or in any Person that will, upon the making of such investment, become a Subsidiary); provided that the aggregate amount of such investments by the Borrower and its Material Subsidiaries after the Effective Date in reliance on this clause (iii), taken together with the aggregate amount of loans and advances made by the Borrower to Material Subsidiaries in reliance on clause (iv), shall not exceed an amount at any time outstanding equal to $60,000,000;

                  (iv) loans or advances made by the Borrower to any Subsidiary or made by any Material Subsidiary to the Borrower or any other Subsidiary; provided that the amount of such loans and advances made by the Borrower to Subsidiaries shall be subject to the limitation set forth in clause 6.04(a)(iii) above; and provided further that the amount of such loans and advances made by a Material Subsidiary to another Subsidiary shall be subject to the limitations set forth in
         Section 6.06;

                  (v) Loans, letters of credit and other extensions of credit by Home Savings in the ordinary course of its business;

                  (vi) investments received in connection with (A) the bankruptcy, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with, customers and suppliers or (B) foreclosure by the Borrower or any of its Subsidiaries with respect to any secured investment or other transfer of title with respect to any secured investment in default, in each case in the ordinary course of business;

                  (vii) receivables owing to the Borrower or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

                  (viii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business:

                  (ix) loans or advances to employees made in the ordinary course of business consistent with past practices of the Borrower or such Subsidiary;

                  (x) investments in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Material Subsidiary or in satisfaction of judgments;

                  (xi) investments in any Person to the extent such investment represents the non-cash portion of the consideration received for an asset sale permitted under Section 6.05;

                  (xii)    investments in the Borrower;

                  (xiii) investments in any Person if, as a result of such investment, such other Person is merged with or consolidated into, or transfers or conveys all or substantially all its assets to, the Borrower or a Material Subsidiary, in each case subject to the limitations set forth in Section 6.04(b); and

                  (xiv) any direct or indirect advance, loan or other extension of credit to a Person to be used by such Person to acquire property pursuant to a transaction intended to qualify as a Like-Kind Exchange.

         (b) The Borrower shall not, and shall not permit any of its Material Subsidiaries to make any material acquisition unless (i) immediately before and after giving effect thereto, no Default shall have occurred and be continuing, (ii) in the case of any acquisition of a Person, such acquisition is non-hostile, and (iii) the assets received by the Borrower or its Material Subsidiary in connection therewith are used or usable in a line of business that does not cause the covenant contained in Section 6.03(b) to be breached.

         Section 6.05. Asset Sales. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, sell, transfer, lease or otherwise dispose of any property, including any Equity Interest owned by it, nor will any Material Subsidiary issue any additional Equity Interest in such Subsidiary, except:

         (a) sales of used or surplus equipment, Permitted Investments and other assets in the ordinary course of business;

         (b)      Sale-Leaseback Transactions permitted pursuant to Section
6.07; and

         (c) other sales of assets not covered by clauses (a) or (b) of this Section 6.05 so long as (i) immediately before and after giving effect thereto, no Default shall have occurred and be continuing, and (ii) if the proceeds from the sale represent greater than 10% of Consolidated stockholders' equity of the Borrower (determined in accordance with GAAP), not less than 50% of such proceeds shall be reinvested in a Material Subsidiary not later than 120 days following the consummation of such sale;

         Section 6.06. Subsidiary Debt. The Borrower shall not permit any of its Material Subsidiaries to incur or otherwise be liable in respect of any Debt other than:

         (a) Debt of such Material Subsidiary existing on the date of this Agreement, and refinancings, extensions, renewals or refundings of such Debt that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

         (b)      Debt of such Material Subsidiary owing to the Borrower;

         (c) Debt of such Material Subsidiary owing to (i) a Domestic Subsidiary that is a Material Subsidiary and (ii) any other Domestic Subsidiary in the aggregate amount, for all Subsidiaries of all Debt permitted by this clause (ii) not to exceed $10,000,000 in the aggregate at any time outstanding;

         (d) Capital Lease Obligations so long as the aggregate amount for all Material Subsidiaries of all such Debt permitted by this clause (d) shall not exceed $20,000,000;

         (e) Debt of such Material Subsidiary owing to (i) a Foreign Subsidiary that is a Material Subsidiary in the aggregate amount, for all Subsidiaries of all Debt permitted by this clause (i) not to exceed $10,000,000 in the aggregate at any time outstanding and (ii) any other

Foreign Subsidiary in the aggregate amount, for all Subsidiaries of all Debt permitted by this clause (ii) not to exceed $10,000,000 in the aggregate at any time outstanding;

         (f) Debt of any Person that becomes a Material Subsidiary after the date of this Agreement; provided that (i) such Debt exists at the time such Person becomes a Material Subsidiary and is not created in contemplation of or in connection with such Person becoming a Material Subsidiary and (ii) the aggregate principal amount of Debt permitted by this clause (f) shall not exceed $10,000,000 at any time outstanding;

         (g) Debt of such Subsidiary owing to another Subsidiary in respect of ordinary cash management activities;

         (h) Debt secured by Liens permitted under Section 6.02(iv), so long as the aggregate unpaid principal balance thereof does not exceed $20,000,000 at any time;

         (i)      Ordinary Course Debt; and

         (j) other Debt in an aggregate principal amount not exceeding $50,000,000 at any time outstanding;

         Section 6.07. Sale and Leaseback Transactions. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a "SALE-LEASEBACK TRANSACTION") for Sale-Leaseback Transactions, that, considered in the aggregate with all Sale-Leaseback Transactions engaged in by the Borrower and its Material Subsidiaries during the term of this Agreement, do not involve properties having a fair market value in excess of $20,000,000; provided that all obligations under such sale-leaseback agreements shall constitute Debt for purposes of calculating compliance with the covenants set forth in this Article 6.

         Section 6.08. Restricted Payments. The Borrower shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so unless, both immediately before and after giving effect to such Restricted Payment, no Default exists and would be continuing.

         Section 6.09. Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, Guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, Guarantee any Debt of, sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property or services from, or otherwise engage in or effect any other transaction with, any of its Affiliates; provided that this Section 6.09 shall not prohibit:

                  (i) the Borrower or any of its Material Subsidiaries from performing its respective obligations under the agreements and transactions described on Schedule 6.09; and

                  (ii) the Borrower or any of its Material Subsidiaries from entering into transactions with any Affiliate if such transactions are entered into in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and on fair and reasonable terms and conditions no less favorable to the Borrower or such Subsidiary as the terms and conditions which would apply in a comparable transaction on an arm's length basis with a Person other than an Affiliate or a Subsidiary.

         Section 6.10. Restrictive Agreements. The Borrower shall not and shall not permit any of its Material Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of the Borrower or any Material Subsidiary to create or permit to exist any Lien on any of its property or (b) the ability of any Material Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Material Subsidiary or to Guarantee Debt of the Borrower or any other Material Subsidiary; provided that
(i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of, or any extension or renewal of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property securing such Debt and (v) clause (a) of this Section shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

         Section 6.11. Leverage. The Borrower shall not permit the "total risk-based capital ratio" (as that term is defined in 12 CFR Section 325.2(y)) of Home Savings as of the end of any Fiscal Quarter to be less than ten percent (10%).

         Section 6.12. Profitability. The Borrower shall not permit its Trailing Income to be less than $10,000,000 as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ended December 31, 2003.

         Section 6.13. Amendment of Material Documents. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, without the prior written consent of the Lender, amend, modify or waive any of its rights under its certificate of formation, limited liability company agreement, Articles of Incorporation, Code of Regulations or other organizational documents, in each case in any manner that would reasonably be expected to have a Material Adverse Effect.

                                    ARTICLE 7

                                EVENTS OF DEFAULT

         If any of the following events ("EVENTS OF DEFAULT") shall occur:

         (a) the Borrower shall fail to pay any principal of any Loan when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

         (b) the Borrower shall fail to pay when due any interest on any Loan or any fee or other amount (except an amount referred to in clause (a) above) payable under any Loan Document, and such failure shall continue unremedied for a period of five days;

         (c) any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any Material Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made and, if the circumstances giving rise to such false or misleading representation or warranty are susceptible to being cured in all material respects, such false or misleading representation or warranty shall not be cured in all material respects for five days after the earlier to occur of (i) the date on which an officer of the Borrower shall obtain knowledge thereof, or (ii) the date on which written notice thereof shall have been given to the Borrower by the Lender;

         (d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.0l(a)(i), Section 5.0l(a)(ii), Section 5.0l(a)(iv), Section 5.02, or Section 5.04 or in Article 6;

         (e) the Borrower shall fail to observe or perform any provision of any Loan Document (other than those failures covered by clauses (a), (b), (c) and (d) of this Article 7) and such failure shall continue for 30 days after the earlier of notice of such failure to the Borrower from the Lender or knowledge of such failure by an officer of the Borrower:

         (f) any provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so state in writing and as a result it would reasonably be expected to result in a Material Adverse Effect;

         (g) any event or condition occurs that (i) results in any Material Debt becoming due before its scheduled maturity or (ii) enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity or (iii) results in the termination of or enables one or more banks or financial institutions to terminate Commitment to provide in excess of $50,000,000 aggregate principal amount of credit to the Borrower and/or its Material Subsidiaries; provided that, in the case of any event described in clauses (ii) or (iii) that would permit Material Debt to be accelerated or would permit termination of such Commitment, as applicable, only after the lapse of a cure period, so long as the Borrower has notified the Lender immediately upon occurrence of such event, such event shall give rise to an Event of Default hereunder upon expiration of such cure period;

         (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

         (i) the Borrower or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any the Borrower or any of its Material Subsidiaries or for a substantial part of' its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

         (j) the Borrower or any of its Material Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

         (k) one or more judgments for the payment of money that is not covered by insurance in an aggregate amount exceeding $10,000,000 shall be rendered against the Borrower or any of its Material Subsidiaries and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of the Borrower or any of its Material Subsidiaries to enforce any such judgment; or

         (l) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (except an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) above, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower.

                                    ARTICLE 8

                                  MISCELLANEOUS

         Section 8.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

         (a) if to the Borrower, to it at United Community Financial Corp., 275 Federal Plaza West, Youngstown, Ohio 44503-1203, Attention of Patrick A. Kelly (Facsimile No. (330) 742-0593); and

         (b) if to the Lender, to KeyBank National Association, 127 Public Square, Cleveland, Ohio 44114, Attention of Mary K. Young (Facsimile No. (216) 689-4981).

         Either party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other party. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

         Section 8.02. Waivers; Amendments. (a) No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender had notice or knowledge of such Default at the time.

         (b) No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the Borrower and the Lender or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Lender.

         Section 8.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Arranger, the Lender and their respective Affiliates, including, without limitation, the reasonable fees, charges and disbursements of Squire, Sanders & Dempsey L.L.P., special counsel for the Lender, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section) or the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

         (b) The Borrower shall indemnify the Lender and its Related Parties (each such Person being called an "INDEMNITEE") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of ( i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that (i) such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee's gross negligence or willful misconduct; (ii) such indemnity shall not be available to any Indemnitee for losses, claims, damages, liabilities or related expenses arising out of a proceeding in which such indemnitee and the Borrower are adverse parties to the extent that the Borrower prevails on the merits, as determined by a court of competent jurisdiction (it being understood that nothing in this Agreement shall preclude a claim or suit by the Borrower against any Indemnitee for such Indemnitee's failure to perform any of its obligations to the Borrower under the Loan Documents); (iii) the Borrower shall not, in connection with any such proceeding or related proceedings in the same jurisdiction and in the absence of conflicts of interest, be liable for the fees and expenses of more than one law firm at any one time for the Indemnitees (which law firm shall be selected (x) by mutual agreement of the Lender and the Borrower or (y) if no such agreement has been reached following the Lender's good faith consultation with the Borrower with respect thereto, by the Lender in its sole discretion); (iv) each Indemnitee shall give the Borrower (x) prompt notice of any such action brought against such Indemnitee in connection with a claim for which it is entitled to indemnity under this Section and (y) an opportunity to consult from time to time with such indemnitee regarding defensive measures and potential settlement; and (v) the Borrower shall not be obligated to pay the amount of any settlement entered into without its written consent (which consent shall not be unreasonably withheld).

         (c) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transactions, any Loan or the use of the proceeds thereof.

         (d) All amounts due under this Section shall be payable within ten Business Days after written demand therefor.

         Section 8.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly provided herein, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         (b) The Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement with the prior written consent of the Borrower, which shall not be withheld or delayed unreasonably; provided, however, that upon the duration and continuance of an Event of Default, no such consent by the Borrower shall be required.

         (c) The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities ("PARTICIPANTS") in all or a portion of the Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (iv) of the first proviso to Section 8.02(b) that affects such Participant. Subject to subsection (1) of this Section, each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.09 as though it were the Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were the Lender.

         (d) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.

         (e) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

         Section 8.05. Reserved.

         Section 8.06. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid or any Commitment has not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the Financing Transactions, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

         Section 8.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement (i) will become effective when the Lender shall have signed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and
(ii) thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy will be effective as delivery of a manually executed counterpart of this Agreement.

         Section 8.08. Severability. If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

         Section 8.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or Affiliate to or for the credit or the account of the Borrower against any obligations of the Borrower now or hereafter existing hereunder and held by the Lender, irrespective of whether or not the Lender shall have made any demand hereunder and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender may have.

         Section 8.10. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of Ohio.

         (b) The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Ohio sitting in Cuyahoga County and of the United States District Court of the Northern District of Ohio, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Ohio state court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction.

         (c) The Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

         (d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

         Section 8.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED. EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

         Section 8.12. Headings. Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

         Section 8.13. Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement,
(e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information either (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "INFORMATION" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a nonconfidential basis before disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is (i) clearly identified at the time of delivery as confidential, or (ii) otherwise believed in good faith to be confidential by the Bank officers or employees having possession of or responsibility for such information.

         Notwithstanding the foregoing, effective from the date of commencement of discussions concerning the transactions contemplated hereby, the parties hereto and each of their employees, representatives or other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that have been provided to them relating to such tax treatment and tax structure.

         Section 8.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the "CHARGES"), shall exceed the maximum lawful rate (the "MAXIMUM RATE") that may be contracted for, charged or otherwise received by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until the Lender shall have received such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of payment.

         [No other provisions are on this page; the next page is the signature page.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                        UNITED COMMUNITY FINANCIAL CORP.

                        By:       /s/ Patrick A. Kelly
                                  ---------------------
                        Name:     Patrick A. Kelly
                        Title:    Treasurer

                        By:       /s/ Douglas M. McKay
                                  ---------------------
                        Name:     Douglas M. McKay
                        Title:    President

                        KEYBANK NATIONAL ASSOCIATION

                        By: /s/ Mary K. Young
                           ---------------------
                                Mary K. Young
                                Vice President

                                PRICING SCHEDULE

Pricing Level     Cash Collateral      LIBOR Margin       Commitment Fee
 1                 $5,000,000           87.5 b.p.          15.0 b.p.
 2                 $2,500,000          112.5 b.p.          20.0 b.p.
 3                 $        0          125.0 b.p.          25.0 b.p.

         As used in the foregoing table, "Cash Collateral" shall mean either (a) money held in a deposit account that is pledged to the Lender pursuant to a Deposit Account Agreement and in which the Lender has a first priority perfected security interest and which is subject to no other Lien or (b) Cash Equivalent Securities that are pledged to the Lender and in which the Lender has a first priority perfected security interest and which are subject to no other Lien. "Cash Equivalent Securities" shall mean (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition, (b) certificates of deposit, time deposits, demand deposits, eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a term of not more than twelve (12) months, issued by any commercial bank having membership in the FDIC, or by any U.S. commercial lender (or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S.) having combined capital and surplus of not less than $100,000,000 whose short-term securities are rated at least A-1 by Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies ("S&P"), or P-1 by Moody's Investors Service, Inc. ("Moody's"), and (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody's, and in either case having a term of not more than twelve (12) months. Finally, "b.p." shall mean basis points per annum (i.e., each basis point being one one-hundredth of one percent).

                                   Exhibit A

                                  FORM OF NOTE

$10,000,000                                                    February 27, 2004

         FOR VALUE RECEIVED, United Community Financial Corp., an Ohio corporation (the "Borrower"), promises to pay to the order of Keybank National Association (the "Lender"), the principal sum of Ten Million Dollars ($10,000,000) or such lesser amount that is aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article 2 of the Credit Agreement (as hereinafter defined), in immediately available funds at the main office of KeyBank National Association, Cleveland, Ohio (or, as the case may be, at the office of any successor Lender), together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Credit Agreement. Subject to the provisions of Article 7 of the Credit Agreement, the Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Maturity Date.

         The Lender is hereby authorized to record on the schedule attached hereto, or to otherwise record in accordance with its usual practice (including, without limitation in the Lender's electronic data processing system), the date and amount of each Loan and the date and amount of each principal payment hereunder.

         This Note is issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of February 27, 2004 (which, as it may be amended or modified and in effect from time to time, is herein called the "Credit Agreement"), between the Borrower and the Lender, to which Credit Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.

                                    UNITED COMMUNITY FINANCIAL CORP.

                                    By:    __________________________________
                                    Name:  Patrick A. Kelly
                                    Title: Treasurer

                                    By:    __________________________________
                                    Name:  Douglas M. McKay
                                    Title: President

                        REMAINING EXHIBITS AND SCHEDULES

                             INTENTIONALLY OMITTED